UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

PAUL TUSA

RIVER ROCK ADVISORS LLC

MICHAEL XIRINACHS

LOOKING GLASS CAPITAL CONSULTANTS INC.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 24, 2022, the AIM Stockholder Full Value Committee issued the press release that appears below.

ASFV Committee Reveals Troubling Statements Made by Entrenched AIM Board Uncovered Through Discovery in Delaware Action

Entrenched Board Recklessly Wasting $2.5 Million in Attempt to Deny ASFV Committee Nomination

Instead of Using Funds for Clinical Studies to Potentially Benefit Cancer Patients

NEW YORK, NY, Oct. 24, 2022 (GLOBE NEWSWIRE): Jonathan Jorgl, an AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM”) stockholder, together with his nominees, Robert L. Chioini and Michael Rice (collectively, the “AIM Stockholder Full Value Committee” or the “ASFV Committee”), today announced that several alarming statements from the incumbent directors were uncovered through the discovery process in the pending Delaware Action in which the parties are awaiting a ruling. The ASFV Committee remains confident that Mr. Jorgl’s nomination was valid. Until the court rules, the stockholders should not be distracted by cherry-picked, incomplete, and misleading information disseminated by the incumbent board.

“We believe the entrenched AIM Board’s statements about stockholders, expectation for excessive compensation, and tactics to deny any stockholder nomination are truly reprehensible,” stated the ASFV Committee. “The Board’s actions, before the ASFV nomination and since, clearly demonstrate that they are breaching their fiduciary duties to the Company and its stockholders. We believe it is clear that this entrenched Board is not putting the interests of the Company and its stockholders first in making decisions and evaluating opportunities.”

What actually was learned through discovery, among many other troubling findings not becoming of a board of directors, was that:

The Incumbent Board Does Not Care that Stockholders Are Incurring Massive Losses

•

All the directors testified during their depositions that they did not pay much attention to AIM’s tumbling stock price and that they took no responsibility for its decline, going as far as blaming “the war in Ukraine,” Vladimir Putin, the COVID-19 pandemic, and “stock manipulation” schemes by unknown actors.

•

William Mitchell – the Chairman of AIM’s Board – also testified that “the only thing that concerns” him about the plummeting stock price if the price got low enough to trigger the delisting of AIM’s stock.

•

The Board systematically ignores stockholder inquiries, methodically blocks stockholder email addresses, fails to hold investor calls for multi-month stretches at a time, and rarely tracks or discusses AIM’s stock.

•	William Mitchell admitted he “does not hear any report about what the stockholders think” and “refuses to talk with stockholders directly.”

•

Thomas Equels went so far as to call certain stockholders “troll[s],” accused others of not being “legitimate stockholders,” and confirmed that he has outsourced all investor relations to outside consultants that either block or filter out the negative commentary, so the incumbent directors never have to hear of it.

•

Rather than confront disgruntled stockholders, the incumbent Board has tried to bully them into submission through frivolous lawsuits, defamatory press releases, and threatening legal letters as part of a long-standing practice to silence stockholders whom the Board believes are capable of starting a proxy contest.

Rather than Expand the Board to Better AIM and Restore Stockholder Value, the Incumbent Board Has Instead Elected to Use AIM’s Cash to Fund Increases in Their Compensation

•

The incumbent board members admitted facts demonstrating that they are in over their heads, such as: (i) the fact that Thomas Equels (a lawyer by training) has had to learn how to run AIM “on the job” given that he has no prior experience working in pharmaceutical companies, running a public company, or overseeing clinical trials; (ii) the fact that William Mitchell is an academic with no other experience sitting on the board of a public company; and (iii) the fact that Stewart Appelrouth (an accountant by training) has no prior experience working for a pharmaceutical company or sitting on the board of a public company.

•

The only apparent reason Thomas Equels appointed Stewart Appelrouth to the board is that Appelrouth is a long-time friend and colleague of Equels who had assisted Equels and his wife on their personal income tax returns and served as a testifying expert in cases handled by Equels and his wife when they were in private practice.

•

Peter Rodino – the executive who Thomas Equels principally relies to run the company – is overstretched given that he is currently attempting to fulfill four separate roles at AIM, including serving as AIM’s Chief Operating Officer (even though he has no prior experience in that role), General Counsel (even though he had not practiced law for 16 years prior to taking this role), Executive Director of Governmental Relations (another role he has never held), and Corporate Secretary (another role he has never held).

•	Notwithstanding the foregoing, the incumbent Board members have never once considered expanding the Board or hiring executives with relevant experience to help run AIM.

•

Instead, since taking control of the Board in 2016, the incumbent board members have focused on increasing their compensation packages, with Equels’s package increasing by millions of dollars during this time. One AIM stockholder testified that when he confronted Equels about this bloated compensation package, Equels said that he needs to be compensated millions of dollars per year because he had grown accustomed to making that compensation when he was a trial lawyer.

The Incumbent Board Members Rejected Mr. Jorgl’s Nomination Letter so They Could Entrench Themselves and Keep Enriching Themselves Off of the Backs of AIM Stockholders

•

William Mitchell testified during his deposition that he knew he was going to reject Mr. Jorgl’s nomination letter as soon as it came in (and before any investigation into its validity) and that he just needed any pretext – no matter how flimsy or attenuated – to reject it.

•	Within just hours after receiving Mr. Jorgl’s nomination letter, the incumbent board’s lawyers and consultants were instructed to “scrub” the nomination letter to find some reason to deny it.

•

The so-called “investigation” that the Board conducted was results-oriented and conducted for the sole reason of rejecting the nominations – it consisted entirely of “Google searches” by Thomas Equels and Peter Rodino.

•

Thomas Equels admitted that his inquiry into Mr. Jorgl’s nomination letter did not reveal “direct evidence” that supported their basis for rejecting the nominations, i.e., that there were undisclosed arrangements or understandings between the ASFV Committee and other AIM stockholders that the Board believed were “involved” in this nomination.

•

William Mitchell and Peter Rodino admitted that AIM’s conclusion that these individuals were all working together was based on nothing but a “hypothesis” and “speculation” that very well “could be wrong.”

•

William Mitchell admitted that, had Mr. Jorgl disclosed those (nonexistent) arrangements or understandings, Mitchell still would have rejected Mr. Jorgl’s nomination letter – confirming he was always going to reject the nominations, regardless of their validity.

•

The members of the ASFV Committee each stated through uncontroverted sworn testimony that they had no undisclosed arrangements or understandings of any kind, including with the four AIM stockholders the Board (erroneously) believed were involved in Mr. Jorgl’s nomination efforts.

•

And each of the four AIM stockholders similarly stated through uncontroverted sworn testimony that they were not involved with Mr. Jorgl’s nomination efforts, much less had “arrangements or understandings” with the ASFV Committee about those nominations. In other words, the incumbent Board’s pretext for denying Mr. Jorgl’s nomination letter has been debunked.

The ASFV Committee continued:

What has become evident is that the incumbent directors have enriched themselves at the expense of stockholders and patients. They are now panicking that they may lose their board seats (and excessive compensation) in a fair election and are desperately trying to spin any narrative to take the focus off their bad behavior to avoid their expected proxy loss. The preliminary injunction hearing in Delaware was held on October 5th, and the parties are currently awaiting a ruling. The ASFV Committee remains confident that Mr. Jorgl’s nomination was valid. Pending a decision by the court, the stockholders should not be distracted by the false narrative and misleading information disseminated by the incumbent board.

It is time for accountability and much needed change at AIM – the ASFV Committee urges all stockholders to vote on the GOLD proxy card today to elect ONLY Robert L. Chioini and Michael Rice.

It is important that you mark the boxes for Robert L. Chioini and Michael Rice ONLY and leave the boxes for the incumbent AIM directors unmarked.

Contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(877) 728-5012

aim@allianceadvisors.com

Important Information and Participants in the Solicitation

The ASFV Committee has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the Annual Meeting. Details regarding the ASFV Committee’s nominees are included in the proxy statement.

THE ASFV COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the ASFV Committee’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the ASFV Committee’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the ASFV Committee with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://viewproxy.com/aim/. Investors can also contact Alliance Advisors at the telephone number or email address set for the above.

As of the date hereof, Mr. Jorgl is the record and beneficial owner of 1,000 shares of common stock, par value $0.001 per share, of AIM (the “common stock”). As of the date hereof, no other Participant is the record or beneficial owner of any shares of common stock.